UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

_________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: May 29, 2009

(Date of earliest event reported)

SOUTHERN STAR ENERGY INC.

(Exact Name of Registrant as Specified in Charter)

Nevada

(State or Other Jurisdiction of Incorporation)

000-30299 (Commission File Number)	20-2514234 (IRS Employer Identification No.)

110 CYPRESS STATION DRIVE, SUITE 152, HOUSTON, TEXAS 77090

(Address of Principal Executive Offices and Zip Code)

Registrant’s telephone number, including area code:   (832) 375-0330

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On July 11, 2008, the Registrant entered into a credit agreement (“Credit Agreement”) with Macquarie Bank Limited (“Lender”) to receive advances of up to $25,000,000 (as previously reported on Form 8-K as filed July 16, 2008). The Credit Agreement amended and restated a $2,000,000 Senior First Lien Secured Credit Agreement between the Registrant and the Lender dated May 16, 2008 in its entirety (“Original Agreement”). The Credit Agreement provides for a loan facility that makes available to the Registrant a senior secured revolving loan not to exceed, in the aggregate, $25,000,000 by July 11, 2011. On July 16, 2008, the Registrant closed the first draw down under the Credit Agreement, drawing an advance of $2.5 million. During the period of August 2008 to January 2009, the Registrant drew down an additional $2.5 million, bringing the total advance to $5.0 million.

On May 29, 2009, the Registrant and Lender executed a waiver letter amending the Credit Agreement (“Waiver Letter”). Under the terms of the Waiver Letter, until June 30, 2009, the Lender agrees to waive the Registrant’s compliance with Sections 6.26(a), (b) and (c) of the Credit Agreement, which pertain to interest coverage ratio, current ratio, and adjusted PV ratio.

In consideration of this waiver, the Registrant has agreed to pay the Lender one hundred percent (100%) of the Net Operating Cash Flow (as defined in the Credit Agreement), to be applied against the entire outstanding balance of the loan until such time as the outstanding balance of the loan is paid off. The Registrant has agreed to obtain the written consent of the Lender prior to incurring or agreeing to incur any cost or expense for capital expenditures of any kind. Finally, the Registrant released the Lender from any action or failure to act in connection with the Credit Agreement or related documents occurring any time prior to May 29, 2009.

SIGNATURES

In accordance with the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SOUTHERN STAR ENERGY INC. (Registrant)

Dated: June 3, 2009	By: /s/ Christopher H. Taylor Christopher H. Taylor Chief Financial Officer